                                                                   EXHIBIT 10.22

                   Dated                                April 30 2001

                                 LCC UK LIMITED

                                       AND

                                 CARLO BARAVALLE



                             CONTRACT OF EMPLOYMENT











                           Reed Smith Warner Cranston
                                 Pickfords Wharf

                                  Clink Street
                                     London

                                     SE1 9DG

                               Tel: 020 7403 2900
                               Fax: 020 7403 4221


                                    Ref: GHM

THIS AGREEMENT is made the 30th day of April 2001

BETWEEN

(1) LCC UK LIMITED whose registered office is at 43 Crawford Street, London, W1H 1JR, United Kingdom ("the Company"); and

(2) CARLO BARAVALLE of ------------------------, Oxford, OX2 6LD, United Kingdom ("you/your").

1.   COMMENCEMENT OF EMPLOYMENT

     1.1 Your employment with the Company will begin on 14th of May 2001 ("the Start Date").

     1.2 Your continuous employment with the Company will begin on the Start Date. No employment with a previous employer will count as part of your continuous employment.

2.   JOB TITLE AND DUTIES

     2.1 You will be employed initially as Senior Vice-President of the Europe, Middle-East, Africa & Asia-Pacific region. LCC International intends to appoint, in the near future, a person who will take responsibility for Asia-Pacific, at which point your responsibility for business in that region will be reviewed and, may cease at the Company's option. You will report to the Chairman of the Board of directors of the Company, who is currently Tom Faulders ("your manager").

     2.2 In addition to the duties which this job normally entails, you may, from time to time, be required to undertake additional or other duties which are within your skill and competence and appropriate to your position as necessary to meet the needs of the Company's business.

     OTHER EMPLOYMENT

     2.3 During the course of your employment with the Company you must not engage in any other occupation or profession or business or work for any other company, firm or person without first obtaining written consent from your manager.

3.   REMUNERATION

     3.1 Your salary will be paid at a rate of Euro 310,000 per annum. Your salary will be reviewed annually, generally in January, but with no commitment to increase. Payment of this salary, and of all other sums expressed in this contract as Euro, will be paid to you in (a) British


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          Pounds, for so long as you reside in the United Kingdom, at the exchange rate prevailing at the date when each respective payment falls due or (b) if you are not residing in the United Kingdom, Euros.

     3.2 Your salary will be paid monthly in arrears in twelve equal monthly installments in accordance with UK payroll practice from time to time by credit transfer into a bank or building society account nominated by you. They will be paid subject to such deductions, including but not limited to income tax, as the Company is required by law to make.

     3.3 You will be entitled to receive a signing on bonus of Euro 28,000, which will be paid at the same time as your first monthly salary payment. If, prior to the first anniversary of the Start Date, you resign your employment (except in the case of constructive dismissal), or are dismissed for one of the reasons set out in clause 9.4 below (excluding clauses 9.4.5 and 9.4.6), you will be required to repay such proportion of the said payment as represents the proportion of that first year of service which as you do not in fact serve. The Company may deduct any such repayment from monies owing to you, whether as salary or otherwise.

     3.4 You will be eligible to participate in the Company's Annual Performance Bonus plan. Details of the Plan are set out each year by LCC International and apply to employees in all LCC subsidiary companies, including in the Company. In respect of your period of service from your start date to 31 December 2001, you will be eligible to receive a bonus of up to a maximum of 50% of the base salary earned during that period; the amount due will be based on the extent to which individual and company goals are achieved. In respect of your service during 2001, you will be paid a bonus of at least 25% of the base salary earned during that period of service. In respect of service after 31st December 2001, there is no guaranteed minimum bonus. Bonuses are normally paid in the March immediately following the end of the relevant bonus year. No bonus is due if, prior to the payment date, you have resigned your employment (except in the case of constructive dismissal) or been dismissed for one of the reasons set out in clause 9.4 below (except for clauses 9.4.5 and 9.4.6). In the event that your employment terminates for any other reason, you will be entitled to be paid a bonus in respect of service during that part of the bonus year which occurs prior to the date when the employment terminates. Such bonus as may be due will be paid at the same time as for all other employees, which is ordinarily the March after the end of the bonus year.


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

     EXPENSES

     3.5 You will be reimbursed for business expenses properly incurred in the performance of your duties and in accordance with Company guidelines on submission of appropriate receipts.

     DEDUCTIONS FROM WAGES

     3.6 For the purposes of Part II of the Employment Rights Act 1996, you hereby authorise the Company to deduct from your salary any sums due from you to the Company, including without limitation any overpayment of salary or accrued holiday pay.

4.   PLACE OF WORK

     4.1 Your normal place of work will be at the Company's offices in London, UK.

     4.2 You will be required to travel on the business of the Company to such places as may be reasonably necessary for the proper performance of your duties, both inside and outside the UK; it is anticipated that such travel may be on a frequent and regular basis.

     4.3 It is agreed that you may relocate your family to Paris during the summer of 2002.

5.   HOURS OF WORK

     5.1 The Company's normal business hours are 8:30 a.m. to 5:00 p.m., Monday to Friday with a one hour break for lunch.

     5.2 You may be required to work additional hours to meet the needs of the Company's business. You will not be paid for any such additional hours.

     5.3 You agree that the maximum weekly working time set out in Regulation 4 of the Working Time Regulations as amended will not apply in relation to your employment. You may decide at any time to opt back into the application of this limit and, if so, you must give the Company three months' written notice of your wish to do so.

6.   BENEFITS AND STOCK OPTIONS

     6.1 During your employment you will be entitled, at the Company's expense, to participate in the standard Benefit Programme which is offered to all UK based employees working in the EMEA & A-P region. The key benefits currently applicable to your contract are


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          outlined in Annex 1, which the parties recognize is only a high-level outline of the company's current benefits and, as a result, such benefits are subject to whatever limitations, exclusions, requirements and other policy or plan provisions that may be set forth in the company's policies or the plan documents relating to each of the mentioned benefits. The Company reserves the right to modify or withdraw such benefits as and when it sees fit. It is expressly agreed that the provision of benefits under the Permanent Health Insurance scheme (if any) shall in no way limit or restrict the Company's rights under this agreement or otherwise to terminate your employment.

     6.2 You will receive a car allowance of Euro 1,650 per month, subject to applicable UK taxes.

     6.3 Subject to the provisions of this clause 6.3, the parties acknowledge that the Compensation and Stock Option Committee of the Board of Directors of LCC International, Inc. has, in anticipation of your commencing employment with the Company on or about May 14, 2001, granted you an option to purchase 100,000 shares of LCC International, Inc. Series A Common Stock under the LCC International, Inc. 1996 Employee Stock Option Plan, as amended. The option exercise price was set at the time the option was granted on April 24, 2001, at US$5.64 per share, which is the fair market value of the said shares at the date of the grant as defined in the relevant plan documents. The options expire in the event you do not commence employment with the Company on or before May 14, 2001. The options become exercisable in 5 equal tranches of 20,000 shares each, on each of the first to the fifth anniversary of the date of the grant. In the event that your employment terminates, the status of unexpired options, and in particular whether or not they lapse, will be determined in accordance with the plan rules as applicable from time to time. Further, you will not be entitled to receive as compensation for loss of employment or otherwise, any payment in respect of the loss of the value of said options. Further the said options, and all rights in respect of them, will be subject such rules as the Company and LCC International, Inc may have established or will in future establish, and in particular, the terms of the LCC International, Inc. 1996 Employee Stock Option Plan, as amended, and the form of Non-Qualified Employee Stock Option Agreement adopted thereunder.

     6.4 Additionally, you will also be eligible to receive additional annual stock option grants in connection with your annual performance review to the extent the Board of LCC International, Inc., in its discretion


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

          decides to grant options to existing employees in general and to you in particular.

7.   HOLIDAY ENTITLEMENT

     7.1 Your annual holiday entitlement is 25 days per year. You are also entitled to paid holiday on all recognised bank or public holidays in London. The Company's holiday year is 1 January to 31 December.

     7.2 Holidays must be taken at times convenient to and agreed in writing by the Company and reasonable notice of your intention to take holiday must be given to your manager who will then confirm to you whether the requested dates are acceptable. No single period of leave may exceed ten working days without the express consent of your manager.

     7.3 The Company encourages employees to take all of their holiday entitlement in the relevant calendar year. If this is not possible, you will only be entitled to carry accrued but untaken holiday into the next holiday year with your manager's written consent. Such consent is at the manager's discretion, and normally no more than 5 days can be carried forward.

     7.4 On the termination of your employment, outstanding holiday entitlement will be paid at 1/260th of annual salary for each day owing. Deductions from final salary due to you on the termination of your employment will be made in respect of any holidays taken in excess of accrued entitlement. The Company reserves the right to require you to take holidays during any period of notice.

8.   SICKNESS/INCAPACITY

     NOTIFICATION PROCEDURE

     8.1 If you are unable to work due to sickness or injury you must inform your manager no later than 10:00 a.m. on the first day of absence.

     8.2 You will be required to produce a self-certification form in respect of absences up to and including five working days. The Company reserves the right to require you to obtain a medical certificate in respect of any such period of absence.

     8.3 You must, on the 6th working day of any absence, provide the Company with a medical certificate stating the reason for the absence and thereafter provide a like certificate each week to cover any subsequent period of absence.


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

     8.4 The Company reserves the right to ask you to produce a medical certificate and/or to undergo a medical examination at any time during your absence subject to the provisions of the Access to Medical Reports Act 1988. The Company also reserves the right to withhold payment of sick pay, otherwise due in accordance with clauses 8.5 and
          8.6 below, in the event that you fail to comply with the requirements of clauses 8.1 to 8.4.

     SICK PAY

     8.5 The Company operates the Statutory Sick Pay Scheme and you are required to co-operate in the maintenance of necessary records. For the purpose of calculating your Statutory Sick Pay, "qualifying days" are Monday to Friday.

     8.6 You will be paid your full salary entitlement, less the amount of any Statutory Sick Pay or Social Security sickness benefit to which you may be entitled, for an aggregate of 60 working days in any consecutive 12 month period. Thereafter, any payment in excess of Statutory Sick Pay will be entirely at the Company's discretion.

9.   TERMINATION

     9.1 Either party may terminate your employment at any time by giving to the other not less than 6 months notice in writing.

     9.2 The Company reserves the right to terminate your employment without notice, or without full notice, and to make a payment in lieu of notice. The said payment in lieu of notice shall be of a sum equal to the sum of (i) your basic salary under clause 3.1, and (ii) a bonus payment under clause 3.4 calculated as if you had remained employed by the Company for the whole of your notice period and, as relevant, on the basis of a reasonable expectation of what your performance would have been had you remained employed by the Company for the whole of your notice period and a reasonable expectation of what the company's performance will be for the period in question, and (iii) car allowance, and (iv) an amount equal to the premiums which you would have to pay to provide yourself with the same life, accidental death and dismemberment, short and long term disability and health benefits from which you and your family were benefiting while you were an employee of the company, capped at two times the cost to the Company of such benefits, and (v) pension contributions for your benefit, and
          (vi) UK tax return benefit, in each case only to the extent of your entitlements. during the contractual notice period or part thereof had you remained an

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


          employee of the Company for the duration of the same. In the event that the Company does terminate your employment without notice or full notice, the Company shall be obliged to make a payment in lieu of un-expired notice only if it is, and states in writing that it is, acting pursuant to the contractual right created by the opening sentence of this clause 9.2. In such circumstances, the payment will be subject to tax. In the event that the Company does not make use of the said right, the termination will be regarded as being in breach of contract and the Company will be required to pay damages to you calculated in accordance with normal principles, including the rules relating to mitigation of loss.

     NO OBLIGATION TO PROVIDE WORK

     9.3 During any period of notice, or for the purpose of investigating any disciplinary matter, the Company reserves the right to require that you do not attend for work and/or do not undertake any or all of your duties. During such "garden leave", you will remain entitled to your normal pay and your duties to the Company of good faith, confidentiality and exclusive service will continue to apply.

     IMMEDIATE TERMINATION

     9.4 The Company reserves the right to terminate your employment without notice, and without any compensation or payment in lieu of notice, if you:

          9.4.1 are guilty of gross misconduct;

          9.4.2 commits or causes the Company to commit a serious breach of, or is negligent in failing to prevent a serious breach of, any law, rule or regulation applicable to the Company or LCC International including without limitation, the US Foreign and Corrupt Practices Act;

          9.4.3 except in the case where the breach is serious, having been given prior written notice of the breach and reasonable opportunity to rectify the same, fail to comply with any material provision of the Company's Corporate Standards of Conduct (including but not limited to the Company's policies on insider trading, use of confidential information, ethical standards, equal opportunities and discrimination);

          9.4.4 commit any act of dishonesty whether relating to the Company, an employee of the Company or otherwise;


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          9.4.5 have an interim receiving order made against you or you are adjudged bankrupt or enter into any composition or arrangement with or for the benefit of your creditors including a voluntary arrangement under the Insolvency Act 1986; or

          9.4.6 become of unsound mind or are or become a patient for the purposes of any statute relating to mental health.

     RETIREMENT

     9.5  Your employment will automatically terminate on your 65th birthday.

     RETURN OF COMPANY PROPERTY

     9.6 On termination of employment for whatever reason you will immediately return to the Company in accordance with its instructions all equipment, confidential information (as described in clause 10.1), documents, reports, notes, correspondence and any copies thereof and any other property belonging to the Company or any Associated Company and which are in your possession or control.

10.  CONFIDENTIALITY

     10.1 You must not disclose to any person, firm or company, otherwise than in the proper course of your duties or with the written consent of the Company, any trade secret or information of a confidential nature concerning the business of the Company or any Associated Companies and/or of any client or prospective client including, but not limited to:

          10.1.1 any secret or confidential information concerning the business development, affairs, future plans, business methods, connections, customer lists, finances, processes, policies or practices or designs of the Company or any Associated Company or any of its suppliers, agents, distributors, clients or customers;

          10.1.2 any document or information marked as confidential on its face; or

          10.1.3 any document or information which has been supplied to you in confidence or which you have been informed is confidential or which you might reasonably be aware is confidential.


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     10.2 You undertake to use your reasonable endeavours to prevent unauthorised publication or disclosure to any trade secrets, secret or confidential information.

     10.3 The provisions in clauses 10.1 and 10.2 shall continue to apply after termination of employment, for whatever reason, without any time limit but the same provisions shall cease to apply, whether before or after the termination of employment, to any information or knowledge which may at any time come into the public domain other than through unauthorised disclosure.

     10.4 Nothing in this clause 10 shall be construed or interpreted as preventing you from making a "protected disclosure" within the meaning of the Public Interest Disclosure Act 1998. In circumstances where you feel it is necessary for you to make such a disclosure, you should first raise the issue with your manager, or if your concerns relate to your manager, to an officer or officers of the Company whom you believe are not involved or implicated in the relevant matter.

11.  POST TERMINATION RESTRICTIONS

     11.1 On termination of employment you shall not:

          11.1.1 for a period of 12 months, whether on your own behalf or on behalf of any other person, firm or company, directly or indirectly solicit or endeavour to solicit for the purposes of employment or offer employment to or employ any senior employee of the Company or any Associated Company with whom you have had significant contact or who you supervised, directly or indirectly, in the period of 12 months prior to the termination of your employment;

          11.1.2 for a period of 12 months, in competition with the Company, whether on your own behalf or on behalf of any other person, firm or company, directly or indirectly solicit or canvass business from or interfere with or accept orders from any person, firm or company whom, within a period of 12 months prior to the termination of your employment, was a client, supplier or business partner of the Company or any Associated Company and with whom you had dealings during such period; or

          11.1.3 for a period of 6 months, be employed or engaged in or otherwise directly or indirectly, be involved with any company, person, firm or other entity which directly


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               competes with that part of the business of the Company with which you were involved or of which you had significant knowledge during the last 12 months of your employment, save that this restriction shall not preclude you from holding, by way of bona fide investment only, no more than 1% of any class of issued shares or other securities which are listed or dealt in on any recognised investment exchange;

        11.1.4 at any time after the termination of your employment make use of any corporate or business name which is identical to or similar with or likely to be confused with the corporate names and/or business name or names of the Company or of any Associated Company or in any way hold yourself out as being connected with the Company or any Associated Company.

     11.2 The length of any restriction under clause 11.1 will be reduced by the length of any period of notice during which you are required to remain away from work pursuant to clause 9.3, save that any references to a period immediately preceding termination of your employment in clause
          11.1 shall be amended to be read as the same period immediately preceding the start of the period you are required to remain away from work in such circumstances.

     11.3 Each of the restrictions set out in this clause 11 constitutes an entirely separate, severable and independent restriction.

12.  INVENTIONS

     12.1 Subject to the Patents Act 1977 and the Copyright, Designs and Patents Act 1988, any invention, design, or copyright work, including without limitation all documents, data, drawings, specifications, articles, computer programmes, object codes, source codes, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items ("Works"), made by you during the course of your employment with the Company shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of the Company, and you hereby irrevocably and unconditionally assign to the Company, all right, title and interest in and to the same.

     12.2 You must promptly notify the Company of any Works which you create, which will become the absolute property of the Company and you hereby unconditionally waive in favour of the Company all rights (if any) you may have under Chapter IV (moral rights) of the


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          Copyright, Designs and Patents Act 1988 (or any foreign corresponding rights) in connection with the authorship of any Works, wherever in the world enforceable, including without limitation the right to be identified as the author of such Works and the right not to have such Works altered or subjected to derogatory treatment.

     12.3 You agree to execute any formal and additional assignment required by the Company to vest or confirm the vesting in it of all rights in any Works as set out in this Clause 12 at the expense of the Company.

     12.4 The terms and obligations of this Clause 12 shall survive the expiry or termination of your employment for any reason.

13.  GRIEVANCE AND DISCIPLINARY PROCEDURES

     13.1 If you have any grievance of either personal or general concern relating to your employment with the Company, which has not been resolved to your satisfaction in informal discussions, you should raise the matter in the first instance with your manager. If you are still unhappy you should take up the grievance with the Board, whose decision shall be final.

     13.2 You must comply with such rules and procedures relating to disciplinary matters that may be published from time to time by the Company. A copy of the disciplinary procedure that is operated by the Company from time to time will be available from your manager.

14.  DATA PROTECTION

     14.1 You acknowledge and accept that information relating to you may be processed by the Company in order to fulfil the Company's obligations to you under your employment contract and/or for reasons relating to your employment with the Company and you hereby explicitly consent to such processing, which may include the processing of sensitive personal data (such as information about your health). Such processing will be principally for personnel, administrative and payroll purposes, and may include sending information about you outside of the European Economic Area.

15.  MONITORING OF TELECOMMUNICATIONS

     15.1 The Company has the right to monitor any and all aspects of its telephone and computer systems that are made available to you and to monitor, intercept and/or record any communications made by


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          you, including any type of telephone, e-mail or Internet
          communications, for any purpose authorised under the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and any amending or supplementary legislative or regulatory requirements and you hereby expressly consent to the Company doing so.

16.  ASSOCIATED COMPANY

     16.1 For the purposes of this Agreement, "Associated Company" means a company which is from time to time a subsidiary or a holding and/or parent company of the Company or a subsidiary (other than the Company) of a holding and/or parent company of the Company and "subsidiary" and "holding company" have the meanings ascribed to them by section 736 of the Companies Act 1985 as originally enacted. It is expressly agreed that notwithstanding any limitation imposed by the statutory definition of subsidiary or holding company, Associated Company includes LCC International, Inc., and any other entity that is controlled by the same entity as the Company.

17.  MISCELLANEOUS

     17.1 This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent.

     17.2 There are no collective agreements relating to your employment with the Company.

18.  APPLICABLE LAW

     18.1 English law shall apply to this Agreement and the parties to this Agreement submit to the jurisdiction of the English courts.



         /s/ C. Thomas Faulders, III
----------------------------------------------------------------------
SIGNED FOR AND ON BEHALF OF LCC UK LIMITED

         /s/ Carlo Baravalle
----------------------------------------------------------------------
SIGNED BY CARLO BARAVALLE



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LCC

                          ANNEX 1: BENEFITS AT A GLANCE

Medical                               Membership to Expacare for you, your spouse and dependents under the age of 18 years (see attached schedule) effective from May 1st 2001 whether you reside in the United Kingdom or in France.

Employee Life Insurance               The Company provides basic term life coverage of 4x base
                                      pay with Zurich Life Assurance.

Accidental Death & Dismemberment      The Company automatically provides AD&D coverage with
(AD&D)                                Zurich Life Assurance of 4x base pay, subject to a policy
                                      cap, which is additional to the Employee Life Insurance.

Short Term Disability (STD)           The Company will take out STD insurance for you with
                                      Zurich Life Assurance, the coverage for which insures
                                      you against short term illness for a period of up to
                                      six months, whereby you continue to receive full pay
                                      and benefits during that time.

Long Term Disability (LTD)            The Company automatically provides you with Long Term
                                      Disability (LTD) insurance with Zurich Life. LTD benefits
                                      can provide an ongoing income of up to 60% of your base for the period beyond six months.

Pension Scheme                        After three months with the Company, you will be invited to join the LCC UK Ltd Pension Scheme, with Standard Life.
                                      The Pension Scheme is currently under review and may change.
                                      Your participation will be on the same basis as may be offered to the Company's employees in the event a Policy change
                                      is implemented.

Vacation                              You are entitled to 25 days vacation each calendar year,
                                      accrued at 2.08 days per month. Your ability to carryover
                                      unused vacation days from year to year is limited by company policy.

Mobile phone                   The Company shall provide you with a UK mobile phone
                               number directly on its account for all your company related business needs and for reasonable personal use. If possible, the Company will try to take over the existing contract from your previous employer thus allowing you to keep your
                               current UK mobile phone number (+---------------------).

UK Tax Return                  For so long as the company offers tax assistance
                               benefits to its employees in the UK, the Company Tax Advisor
                               (KPMG today) shall be responsible to complete, at the
                               Company expenses, all the UK tax declarations becoming due after your Start Date.

Season Ticket Loan             London-based employees are offered an interest-free loan
                               to cover public transport, on the subway, commuting costs
                               from home to the office.

Adoption                       The Adoption Assistance Program helps you pay for
Assistance                     adoption related expenses to a maximum of $2,000 per
                               adoption.

Civic Duty                     Additional time off is granted for jury duty and required
                               military duty.


Career                         The Educational Assistance Program helps you pay for certain
Development                    qualified ongoing education to a maximum of $4,000 per year.


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